                                                               EXHIBIT NO. 11.1

                       COMPUTATION OF PER SHARE EARNINGS

                                Years Ended December 31,
                             ------------------------------
                               1996       1995       1994
                             --------   --------   --------
                        (in thousands, except per share amounts)
Primary

   Weighted average common
    shares outstanding         21,116     16,292     15,464
   Net effect of dilutive
    stock options,
     treasury stock method      1,107        560         --
                             --------   --------   --------

            Total common
              shares           22,223     16,852     15,464
                             ========   ========   ========

   Net income to common
    shareholders             $  6,263   $  5,785   $   (160)
                             ========   ========   ========

   Primary earnings per
    common share             $    .28   $    .34   $   (.01)
                             ========   ========   ========

Fully Diluted

   Weighted average common
    shares outstanding         21,116     16,292     15,464
   Net effect of dilutive
    stock options,
     treasury stock method      1,107        560        457
   Effect of convertible
    preferred stock             1,525         --         --
                             --------   --------   --------

            Total common
           shares              23,748     16,292     15,921
                             ========   ========   ========

   Net income to common
     shareholders            $  7,935   $  5,785   $   (160)
                             ========   ========   ========

   Fully diluted earnings
     per common share        $    .33   $    .34   $   (.01)
                             ========   ========   ========


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